FOR FURTHER INFORMATION:

AT THE COMPANY:

Karen J. Dearing

Chief Financial Officer

(248) 208-2500

FOR IMMEDIATE RELEASE

SUN COMMUNITIES REPORTS CERTAIN PRELIMINARY RESULTS

FOR SEPTEMBER 30, 2008

Southfield, MI, October 15, 2008 - Sun Communities, Inc. (NYSE: SUI) (the “Company”), a real estate investment trust (REIT) that owns and operates manufactured home communities, today reported certain preliminary quantitative measures of performance for the quarter and year to date ended September 30, 2008 with comparison to comparable 2007 periods. Additional information will be presented when the final third quarter operating results are released and management holds its quarterly investor conference call on November 7, 2008.

OCCUPANCY: Occupancy in the manufactured housing portfolio increased by 50 sites through the first nine months of 2008, compared to a loss of 65 sites during the same 2007 period. This represents a year over year improvement of 115 sites for the nine months ended September and an improvement of 112 sites for the third quarter.

REPOSSESSIONS AND DELINQUENCIES: Repossessions in the first nine months of 2008 have declined from 633 to 520, an 18 percent reduction. The number of repossessed homes in our communities has declined from 248 at September 30, 2007 to 199 at September 30, 2008. In our portfolio of loans, which have been made to residents to buy homes in our communities, the over 30 day delinquency has remained constant at approximately 2.5 percent from September 2007 to September 2008.

RENTAL HOME PROGRAM: The rental home program has increased rents by 2.4 percent from September 2007 to September 2008. The program continues to draw between 1,400 and 1,500 applicants for occupancy in our communities each month. The number of occupied rental homes has decreased by 31 during the quarter ended September 30, 2008 as home sales to rental residents have exceeded net leases. This is the first quarter in the program’s history that sales have exceeded net leases.

August 15, 2008

HOME SALES: The Company sold 151 rental homes during the quarter and 443 rental homes for the nine months ended September 30, 2008, with a record 77 homes sold in September. This is on track for our budget of 600 sales for the year and is well ahead of the 281 rental home sales through September 2007. Other new and pre-owned sales, including dealer sales totaled 423 for the nine months ended September 30, 2008 compared to 350 in the comparable 2007 period.

SAME PROPERTY PORTFOLIO: Preliminary net operating income growth in our same property portfolio is 5.1 percent and 2.7 percent for the three and nine months ended September 30, 2008, respectively. This compares to 1.6 percent and 2.0 percent for the comparable 2007 periods. Same property net operating income was favorably impacted by an adjustment to accrued real estate taxes due to a reduction in estimated millage rates, principally in the state of Michigan.

DEBT MATURITIES: The Company has no significant debt maturities until July 2011. Specifically, the Company’s debt maturities (excluding normal amortization payments and assuming the election of certain extension provisions which are at the discretion of the Company) for the remainder of 2008 through 2011 are as follows:

2008	None
2009	$16.0 million and any balance outstanding on the floor plan facility
2010	$4.2 million
2011	$108.4 million and any balance outstanding on the unsecured line of credit.

DIVIDEND: The Board recently declared the dividend for the third quarter of $0.63 per share payable on October 24. The annual yield approximates 20 percent based on recent stock prices.

“The business of leasing and renting sites and selling homes remains very positive and has strengthened over the last year. We believe that sales will further benefit from the recently enacted legislation which provides for a refundable 10 percent tax credit for first time home buyers of a principal residence. This benefit seems perfectly designed for our average customer,” said Gary A Shiffman, Chief Executive Officer. “In addition, the fact that we have no near term maturities of significant debt enhances our ability to perform through this period of market turmoil,” he added.

Sun Communities, Inc. is a real estate investment trust (REIT) that currently owns and operates a portfolio of 136 communities, comprising approximately 47,600 developed sites and approximately 6,200 sites suitable for development, mainly in the Midwest and Southeast United States.

August 15, 2008

FORWARD LOOKING STATEMENTS

This press release contains various “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, and the Company intends that such forward-looking statements will be subject to the safe harbors created thereby. The words “will,” “may,” “could,” “expect,” “anticipate,” “believes,” “intends,” “should,” “plans,” “estimates,” “approximate” and similar expressions identify these forward-looking statements. These forward-looking statements reflect the Company’s current views with respect to future events and financial performance, but involve known and unknown risks and uncertainties, both general and specific to the matters discussed in this press release. These risks and uncertainties may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. Such risks and uncertainties include the ability of manufactured home buyers to obtain financing, the level of repossessions by manufactured home lenders and those referenced under the headings entitled “Factors That May Affect Future Results” or “Risk Factors” contained in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release speak only as of the date hereof and the Company expressly disclaims any obligation to provide public updates, revisions or amendments to any forward- looking statements made herein to reflect changes in the Company’s expectations of future events.

For more information about Sun Communities, Inc.

visit our website at www.suncommunities.com